EXHIBIT 3.1

                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               RAYOVAC CORPORATION
                       ----------------------------------

     The following Restated Articles of Incorporation ("Restated Articles") of Rayovac Corporation, a Wisconsin corporation (the "Corporation"), were duly adopted in accordance with and pursuant to Section 180.1003 of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes ("Chapter 180") and amend, supersede and restate the Corporation's existing Restated Articles of Incorporation and any amendments thereto.

                                    ARTICLE I
                                    ---------

               The name of the Corporation is RAYOVAC CORPORATION.

                                   ARTICLE II
                                   ----------

         The period of existence of the Corporation shall be perpetual.

                                   ARTICLE III
                                   -----------

     The purpose or purposes for which the Corporation is organized is to carry on and engage in any lawful activity within the purposes for which corporations may be organized under Chapter 180.

                                   ARTICLE IV
                                   ----------

     The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is twenty-seven million (27,000,000), consisting of one class only and designated "Common Stock", with a par value of one cent ($.01) per share. Each stock certificate representing issued and outstanding shares of Class A Common Stock (including those owned by the Corporation and held in the treasury thereof) shall be deemed for all corporate purposes to evidence the ownership of an equal number of shares of Common Stock and the holders of such certificates shall not be required to physically surrender such certificates in exchange for certificates with a designation of Common Stock.

     Effective at the time of filing in the Office of Financial Institutions of the State of Wisconsin of this Restated Articles of Incorporation (the "Effective Time"), each share of Common Stock, $.01 par value per share, of the Corporation issued and outstanding immediately prior to the Effective Time shall, automatically and without need for any further action on the part of any shareholder, be converted into five (5) shares of validly issued and fully paid Common Stock, $.01 par value per share (the "Stock Split"). No script or fractional shares will be issued as a result of the Stock Split. In lieu thereof, fractional shares shall be converted into the right to receive a cash amount obtained by multiplying $21.94 by the fractional share, if any, due each shareholder as a result of this Stock Split.

                                    ARTICLE V
                                    ---------

     (a) Preemptive Rights. The holder of any issued and outstanding shares of Common Stock shall, as such holder, have the right to purchase up to a pro rata portion of New Securities (as defined in paragraph (b) below) which the Corporation, from time to time, proposes to sell or issue following the date hereof. A shareholder's pro rata portion shall be the product of (i) a fraction, the numerator of which is the number of outstanding shares of Common Stock which such shareholder then owns and the denominator of which is the total number of shares of Common Stock then actually outstanding on a fully diluted basis after giving effect to the exercise of all options, warrants and the like and the conversion of all securities convertible into or exchangeable for Common Stock, multiplied by (ii) the number of New Securities the Corporation proposes to sell or issue.

     (b) Definition of New Securities. "New Securities" shall mean any Common Stock of the Corporation, whether now authorized or not, any rights, options or warrants to purchase Common Stock and any indebtedness or preferred stock of the Corporation which is convertible into Common Stock (or which is convertible into a security which is, in turn, convertible into Common Stock); provided that the term "New Securities" does not include (i) indebtedness of the Corporation; (ii) Common Stock issued as a stock dividend to all holders of Common Stock pro rata or upon any subdivision or combination of shares of Common Stock; (iii) the issuance and sale of securities of the Corporation pursuant to a public offering or merger, consolidation or similar share exchange; (iv) any director, officer, employee or consultant stock options approved by the Board of Directors of the Corporation; (v) the issuance of any Common Stock upon the exercise or conversion of any rights, options or warrants to purchase Common Stock; (vi) the issuance and sale of up to an aggregate of 227,791 shares of Common Stock (as equitably adjusted for stock dividends, stock splits, reverse stock splits and other similar reclassifications) on or prior to September 12, 1997 to newly hired officers (but not the chief executive officer) or employees of the Corporation for a per share price no less than $4.39; provided that such officers or employees shall execute a counterpart of the Shareholders Agreement, entered into as of the 12th day of September, 1996 (the "Shareholders Agreement"), by and among the Corporation and the signatories thereto, as Management Shareholders (as defined in the Shareholders Agreement); or (vii) the issuance of any equity security issued to non-affiliates of the Corporation as part of a bona fide debt offering of investment units comprised of such equity security and a debt security of the Corporation or the issuance of Common Stock upon the conversion of such equity security pursuant to its terms.

     (c) Notice from the Corporation. In the event the Corporation proposes to issue New Securities, the Corporation shall give each shareholder who has a preemptive right under these Restated Articles of Incorporation written notice of such proposal, describing the type of New Securities and the price and the terms upon which the Corporation proposes to issue the same. For a period of five (5) days following the delivery of such notice by the Corporation, the Corporation shall be deemed to have irrevocably offered to sell to each shareholder its pro rata share of such New Securities for the price and upon the terms specified in the notice. Each shareholder may exercise its preemptive rights hereunder by giving written notice to the Corporation and stating therein the quantity of New Securities to be purchased.

     (d) Sale by the Corporation. In the event any shareholder who has a preemptive right under these Restated Articles of Incorporation fails to exercise in full its preemptive right within said five (5) day period, the Corporation shall have one (1) year thereafter to sell the New Securities with respect to which the preemptive right was not exercised, at a price and upon terms no more favorable to the purchasers thereof than specified in the Corporation's notice given pursuant to these Restated Articles of Incorporation.

     (e) Closing. The closing for any such issuance shall take place as proposed by the Corporation with respect to the shares to be issued, at which closing the Corporation shall deliver certificates for the shares in the respective names of the purchasing shareholders against receipt of payment therefor.

                                   ARTICLE VI
                                   ----------

     The number of directors constituting the Board of Directors of the Corporation shall be such number (one or more) as is fixed from time to time by the Bylaws of the Corporation.

                                   ARTICLE VII
                                   -----------

     The address of the registered office of the Corporation is 601 Rayovac Drive, P.O. Box 4960, Madison, Wisconsin 53711-0960, in Dane County and the name of the Corporation's registered agent at such address is David A. Jones.

                                  ARTICLE VIII
                                  ------------

     These Restated Articles of Incorporation may be amended pursuant to the Bylaws of the Corporation and in the manner authorized by law at the time of amendment. Any action required or permitted by this Restated Articles of Incorporation or Bylaws or any provision of law to be taken at a meeting of the shareholders, may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those shareholders who have not consented in writing in accordance with Section 180.0704 of the Wisconsin Business Corporation Law.

                                   ARTICLE IX
                                   ----------

     If any of the Corporation's shareholders enter into one or more agreements with the Corporation that impose limitations on the transfer of shares of the Corporation's Common Stock or that otherwise provide for the purchase and sale of outstanding shares upon the happening of certain events and contingencies, each such agreement shall be binding on the parties to the agreement in all respects, and any attempted transfer of shares in violation of the agreement's terms and provisions shall be void and ineffective in all respects. If any such agreement so provides, all persons who subsequently acquire shares shall be bound by the agreement's terms and provisions as if they were signatories to the agreement.

                                   *  *  *  *

     The undersigned officers of Rayovac Corporation, a Wisconsin corporation, with its registered office in Dane County, Wisconsin, CERTIFY:

     1. The foregoing Restated Articles of Incorporation were adopted by the shareholders of the Corporation as of the 10th day of September, 1996 by the following vote:


    Number of
     Shares        Number of      Number of        Number of         Number of
     Common         SHARES       affirmative      affirmative        negative
      Stock        entitled         votes            votes             votes
   Outstanding      to vote       REQUIRED           CAST              CAST

    9,902,000      9,902,000      9,902,000        9,902,000           None



     2. The Restated Articles of Incorporation shall be effective upon filing with the Office of Financial Institutions of the State of Wisconsin.

     Executed in duplicate and corporate seal affixed this 10th day of September, 1996.


                             /s/ Thomas F. Pyle
                             ------------------------------
                             Thomas F. Pyle, Jr., President

[CORPORATE SEAL]

                             /s/ James A. Broderick
                             -------------------------------
                             James A. Broderick, Secretary


     This document should be recorded in the office of the Register of Deeds of Dane County.


     This document was drafted by, and should be returned to, Benjamin F. Garmer, III, of the law firm of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin.